UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Communications Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMMUNICATIONS SYSTEMS, INC.

10900 Red Circle Drive
Minnetonka, Minnesota 55343

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 19, 2016

Dear Shareholders:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Communications Systems, Inc. (“CSI” or the “Company”). The meeting will be held at the Company’s offices located at 10900 Red Circle Drive, Minnetonka, Minnesota, on Thursday, May 19, 2016 beginning at 10:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect six directors to the Board to serve one-year terms until the next Annual Meeting of Shareholders or until their respective successors have been elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2016;

3.	To transact any other business that may properly come before the meeting.

The Board of Directors has fixed the close of business on March 24, 2016 as the record date for determination of shareholders entitled to notice of and to vote at the meeting.

You may attend the meeting and vote in person, or you may vote by proxy. To ensure your representation at the meeting, please complete and submit your proxy, whether or not you expect to attend in person. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

By Order of the Board of Directors,

Curtis A. Sampson, Chairman

Minnetonka, Minnesota

April 7, 2016

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS:

Copies of this Notice, the Proxy Statement following this Notice and the Annual Report to Shareholders are available at www.proxyvote.com

COMMUNICATIONS SYSTEMS, INC.
PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING

Information Regarding the Annual Meeting

This Proxy Statement is furnished to the shareholders of Communications Systems, Inc. (“CSI” or the “Company”) beginning April 8, 2016 in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders that will be held at the Company’s offices at 10900 Red Circle Drive, Minnetonka, Minnesota, on Thursday, May 19, 2016, beginning at 10:00 a.m., Central Daylight Time, or at any adjournment or adjournments thereof.

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters disclosed in the Notice of Annual Meeting of Shareholders that accompanies this Proxy Statement. These include:

•	Elect six directors; and

•	Ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

We will also consider any other business that may properly be presented at the meeting, and management will report on CSI’s performance during the last fiscal year and respond to questions from shareholders.

How does the Board recommend that I vote?

The Board of Directors named in this proxy statement recommends a vote:

•	“FOR” the election of the six individuals recommended by the Board of Directors; and

•	“FOR” the ratification of the appointment of Deloitte.

Who is entitled to vote at the meeting?

If you were a shareholder of record at the close of business on March 24, 2016 (the “record date”), you are entitled to vote at the meeting. As of the record date, 8,761,001 shares of common stock were outstanding and eligible to vote.

What is the difference between a shareholder of record and a street name holder?

If your shares are registered directly in your name, you are the “shareholder of record” with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of those shares, and your shares are held in street name. If you are a “street name holder,” you will receive a voting instruction card that appears very similar to a proxy card. Please complete that card as directed to ensure your shares are voted at the meeting.

What are the voting rights of the shareholders?

Holders of common stock are entitled to one vote per share. Therefore, a total of 8,761,001 votes are entitled to be cast at the meeting. There is no cumulative voting for the election of directors.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the voting of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A shareholder is counted as present at the meeting if the shareholder is present and votes in person at the meeting or the shareholder has properly submitted a proxy by mail, telephone or Internet.

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How do I vote my shares?

If you are a shareholder of record, you may give a proxy to be voted at the meeting either:

•	electronically, by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card; or

•	if you received printed proxy materials, you may also vote by mail or telephone as instructed on the proxy card.

If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or, if you received printed proxy materials, you may also vote by mail or telephone by following the instructions provided in the voting instruction card provided to you by your broker, bank, trustee or nominee. The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. You may also vote in person at the meeting as described in “May I vote my shares in person at the meeting?” below.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card?

It means you hold shares of CSI stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card or, if you vote by telephone or via the Internet, vote once for each proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials you receive.

May I vote my shares in person at the meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, however, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide to not attend the meeting. If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank, trustee or other nominee giving you the right to vote these shares at the meeting.

What vote is required for the proposals to be approved?

•	Election of Directors. The six directors that receive the most votes will be elected to serve on the Board of Directors until the 2017 Annual Meeting of Shareholders.

•	Ratification of the appointment of Deloitte as our independent registered public accounting firm. The affirmative vote of a majority of the shares of common stock represented and entitled to vote on the proposal, if those shares represent more than 25% of the shares outstanding on the record date, is sufficient to approve this proposal.

How are votes counted?

Shareholders may either vote FOR or WITHHOLD authority to vote on the election of directors. Shareholders may vote FOR, AGAINST or ABSTAIN on proposal No 2.

If you vote ABSTAIN or WITHHOLD, your shares will be counted as present at the meeting for the purposes of determining a quorum. If you ABSTAIN from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you WITHHOLD authority to vote for one or more of the nominees for director, this will have no effect on the election of any director from whom votes are withheld.

If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be present at the meeting for the purpose of determining a quorum, but are not considered entitled to vote on the proposal in question. Your broker or nominee has discretionary authority to vote your shares on the ratification of Deloitte as our independent registered public accounting firm even if your broker

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or nominee does not receive voting instructions from you, but may not vote your shares on any other matters without instructions from you.

May I change my vote?

Yes. If you are a shareholder of record, you may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

•	by sending a written notice of revocation to our Corporate Secretary;

•	by submitting another properly signed proxy card at a later date to our Corporate Secretary;

•	by submitting another proxy by telephone or via the Internet at a later date; or

•	by voting in person at the meeting.

If you are a street name holder, please consult your broker, bank, trustee or nominee for instructions on how to change your vote.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name.

We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by our directors, officers and regular employees. These individuals will receive no compensation (other than their regular salaries) for these services.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of paper copies?

Under rules of the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials to our shareholders by providing access to these documents on the Internet instead of mailing printed copies. In general, you will not receive printed copies of the materials unless you request them. Instead, we mailed you the Notice of Internet Availability of Proxy Materials (unless you have previously consented to electronic delivery or already requested to receive paper copies), which instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability of Proxy Materials explains how to submit your proxy over the Internet. If you would like to receive a paper copy or e-mail copy of the proxy materials, please follow the instructions provided in the Notice of Internet Availability of Proxy Materials.

Why do some shareholders receive a notice in the mail regarding the Internet Availability of Proxy Materials instead of a full set of paper copies and some shareholders receive both a Notice of Internet Availability and a full set of paper copies?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials to our shareholders by providing access to these documents on the Internet instead of mailing printed copies. This year, we have mailed the Notice of Internet Availability of Proxy Materials to all shareholders (unless a shareholder has previously consented to electronic delivery). The Notice of Internet Availability of Proxy Materials explains how to obtain proxy materials and to submit your proxy over the Internet.

If you have not received a paper copy or e-mail copy of the proxy materials, and would like to receive one, please follow the instructions provided in the Notice of Internet Availability of Proxy Materials.

How can a shareholder present a proposal at the 2017 Annual Meeting?

In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2017 Annual Meeting, the written proposal must be received at our principal executive offices by the close of business on December 9, 2016. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

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If a shareholder wishes to present a proposal at the 2017 Annual Meeting that would not be included in our Proxy Statement for that meeting, the shareholder must provide notice to us no later than April 4, 2017. Please contact the Corporate Secretary for a description of the steps to be taken to present a proposal.

How can a shareholder get a copy of the Company’s 2015 Report on Form 10-K?

Our 2015 Annual Report, including our Annual Report on Form 10-K for the year ended December 31, 2015, is available electronically with this Proxy Statement, or if have been mailed a paper copy of this Proxy Statement, has been included. The 2015 Annual Report, including our Form 10-K, is also available in the Investor Relations page of our website http://commsystems.com. Upon request, we will provide you copies of any exhibits to the Form 10-K upon payment of a fee covering our reasonable expenses in furnishing these exhibits. You can request exhibits to the Form 10-K by writing to the Corporate Secretary, Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343.

What if I do not specify a choice for a matter when returning a proxy?

Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your shares

•	For the election of each nominee to the board of directors set forth in Proposal No. 1; and

•	For the ratification of Deloitte as our independent registered public accounting firm set forth in Proposal No. 2.

If any other matters come up for a vote at the meeting, the proxy holders will vote the shares they are entitled to vote, according to the recommendations of the board of directors or, if there is no recommendation, at their own discretion.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

PROPOSAL NO. 1

Our Board of Directors presently consists of six director positions, each serving a one-year term. The Board of Directors has nominated and recommends that the Company’s shareholders elect Luella G. Goldberg, Roger H.D. Lacey, Gerald D. Pint, Richard A. Primuth, Curtis A. Sampson, and Randall D. Sampson, each of whom currently serves as a director. The Board of Directors believes that each nominee will be able to serve as a director. The Board has determined that each nominee, with the exception of Roger H.D. Lacey, is independent.

Each nominee has indicated his or her willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board. The Company did not receive any shareholder nominations for director. Proxies cannot be voted for more than the number of nominees named in this Proxy Statement.

BOARD OF DIRECTORS

The following table sets forth information regarding the director and nominees named above, including information regarding their principal occupations currently and for the preceding five years.

Luella G. Goldberg (79)	LUELLA G. GOLDBERG has been a director of CSI since 1997 and currently serves as Lead Governance Director and as a member of our Audit & Finance Committee. She also is a member of the Board of Overseers of the University of Minnesota’s Carlson School of Management (1979 to Present), in addition to currently serving on boards of several other educational and non-profit organizations. Over the past 36 years Ms. Goldberg has served on the boards of a number of corporations, including the following public companies: TCF Financial Corporation (1988 to 2012), Hormel Foods Corporation (1993 to 2009), and the Supervisory Board of ING Group based in Amsterdam, Netherlands (2001 to 2008). She also was a Trustee of the University of Minnesota Foundation from 1975 to 2008, including its Chair from 1996 to 1998, and is currently a Life Trustee of the Foundation. She also served as a trustee of Wellesley College from 1978 to 1996, including Chair of the Board from 1985 to 1993. Along with a number of other honors and awards that have recognized her achievements, in 2001 Ms. Goldberg received the Twin Cities Business Monthly’s Lifetime Achievement Award as Outstanding Director. Because of her vast experience serving as a director of a myriad of significant for-profit, educational and philanthropic organizations, Ms. Goldberg brings special expertise in governance, as well as deep experience from a board perspective in addressing many of the wide variety of issues that the Company regularly faces.

Roger H.D. Lacey (65)	ROGER H.D. LACEY has been a director since 2008 and is currently the Company’s Vice Chairman and Chief Executive Officer. Mr. Lacey was Senior Vice President of Strategy and Corporate Development at 3M Corporation from 2009 to his retirement in 2013. He was 3M Corporation’s Chief Strategy Officer and head of Global Mergers and Acquisitions from 2000 to 2013. Mr. Lacey’s career with 3M began in 1975, and from 1989 to 2000 he held various senior positions including serving as Division Vice President of 3M Telecom Division. In addition, Mr. Lacey was a member of the corporate venture capital board for internal and external new venture investments from 2009 to 2013. In addition, he is a Board member of Johnsonville Sausage Corporation, a leading US food company, and also a Senior Partner in GCM Capital, a private equity firm. He is a member of the Board of Governors for Opus Business School, University of St. Thomas; a visiting Professor of Strategy and Corporate Development, Huddersfield University; and a founding member of the Innovation Lab at MIT and is a former Vice Chair of Abbott Northwestern Hospital Foundation. Mr. Lacey brings a unique perspective that combines familiarity with key telecommunications and data markets around the world combined with deep experience in strategic planning and business development.

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Gerald D. Pint (76)	GERALD D. PINT has been a director of CSI since 1997. He is currently a member of the Compensation Committee. Since 1993, Mr. Pint has provided telecommunications consulting services and served on the boards of three public companies in addition to CSI: Hector Communications Corporation (2003 to 2006), Norstan, Inc. (1982 to 1997) and Inventronics Ltd. (1994 to 2004). From 1959 to 1993, Mr. Pint was employed by 3M Corporation and held various sales and management positions at 3M business units that were engaged in manufacturing and selling electronic and telecommunications products. In particular, from 1976 to 1982, Mr. Pint served as the Division Vice President of 3M’s Telecom Products Division, and from 1982 until his retirement in 1993 he served as Group Vice President of 3M’s Electro Telcom Group. Mr. Pint’s background in and understanding of production and sales of telecommunications and electronics products, as well as his executive level management experience, derived from a 34-year career at 3M Corporation, provide a valuable perspective in the Board’s governance of CSI’s telecommunications and data communications related businesses.

Richard A. Primuth (70)	RICHARD A. PRIMUTH was elected as a director in October 2013 and currently serves as Chair of the Compensation Committee and as a member of the Audit & Finance Committee. For over 40 years, Mr. Primuth has served as an attorney with the Minneapolis law firm of Lindquist & Vennum LLP, specializing in business law. He was a partner in this firm from 1977 until December 2011 when he became Of Counsel to the firm. Mr. Primuth’s business law practice has been heavily focused on representing publicly-held and private corporations, securities offerings, mergers and acquisitions, and other complex business transactions, and he served as the Company’s primary outside legal counsel from 1983 until he was elected to the Board. Upon being elected to the Board, he ceased providing any legal services to the Company. The Board of Directors believes that Mr. Primuth’s significant experience in corporate governance, public offerings and other financings, capital markets, SEC compliance and reporting, mergers and acquisitions, spin offs, complex contract negotiations, and other business law areas, as well as his deep understanding of the Company, its history, markets and products, make him a significant resource as a Company Director.

Curtis A. Sampson (82)	CURTIS A. SAMPSON founded the Company in 1969 and has been a director since its inception. He currently serves as Chair of CSI’s Board. He is also Chairman and a director of Canterbury Park Holding Corporation, a public company engaged in pari-mutuel and card club wagering. He is also a Regent of Augsburg College in Minneapolis, Minnesota and a member of the Emeritus Board of Overseers of the University of Minnesota’s Carlson School of Management. Mr. Sampson was CSI’s Chief Executive Officer from 1969 to June 2007, when he retired from full time executive responsibilities. While CEO, in addition to providing leadership to CSI’s operations, Mr. Sampson managed numerous acquisitions and divestitures, including spin offs of two internally developed business units that were subsequently sold in transactions generating an aggregate of approximately $200 million in cash for their shareholders. Over the course of his career, Mr. Sampson has also served on other non-profit boards, telephone industry association boards and private company boards, including service as a director of the following public companies: Hector Communications Corporation (2003 to 2006), Nature Vision, Inc. (2001 to 2009) and North American Communications Corporation (1986 to 1988). The distinctive perspective Mr. C.A. Sampson brings to the Board is his knowledge, gained over 40 years leading the Company, of CSI’s business, operations, markets, vendors, customers and employees in combination with his experience in business acquisitions and divestitures, perspective gained from serving on other boards and extensive executive management experience.

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Randall D. Sampson (57)	RANDALL D. SAMPSON has been a director since 1999. He currently serves as Chair of our Audit & Finance Committee, and also is a member of the Compensation Committee. Mr. R.D. Sampson is the son of C.A. Sampson. Mr. R.D. Sampson is the President, Chief Executive Officer, and a Board member, of Canterbury Park Holding Corporation (CPHC), positions he has held since 1994. CPHC is a public company based in Shakopee Minnesota that, led by R.D. Sampson, re-launched a failed pari-mutuel race track and stimulated the revival of Minnesota’s horse breeding and training industries. Under his leadership, the Canterbury Park Racetrack has become a unique, family-friendly venue for live horse races and other entertainment, as well as pari-mutuel and card club wagering. Before becoming one of the three co-founders of CPHC in 1994, and after graduating from college with a degree in accounting, Mr. Sampson worked for five years in the audit department of a large public accounting firm where he earned his CPA certification, subsequently gained experience as a controller of a private company, served as a chief financial officer of a public company and managed Sampson family interests in horse breeding and training. The challenging nature of Canterbury Park’s business has demanded from its CEO an entrepreneurial mindset, attention to expense control, continuous innovation in marketing, and attention to the needs of customers, which, along with other qualities, Mr. R.D. Sampson uniquely brings to the governance responsibilities of the CSI Board.

Vote Required

Directors are elected by a plurality of the votes cast. Therefore, the six nominees who receive the highest number of votes will be elected as directors.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the election of each of the nominees named above as a director.

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PROPOSAL NO. 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”), the member firms of Deloitte Touche Tohmatsu, and their respective affiliates have been the Company’s independent registered public accounting firm since 1982. The Board of Directors, upon recommendation of the Audit and Finance Committee, is requesting shareholder ratification of the appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm for the Company for the current fiscal year ending December 31, 2016. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the outstanding shares of the Company’s Common Stock voting at the meeting in person or by proxy is required for approval.

Recommendation of the Board

The Board of Directors recommends that the shareholders vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for our 2016 fiscal year.

CORPORATE GOVERNANCE AND BOARD MATTERS

General Information

Our Board is committed to sound and effective corporate governance practices. Our governance policies are consistent with applicable provisions of the rules of the Securities and Exchange Commission (the “SEC”) and the listing standards of the NASDAQ Stock Market (“NASDAQ”). We also periodically review our governance policies and practices in comparison to those suggested by authorities in corporate governance and the practices of other public companies.

You can access our corporate governance charters and other related materials by following links on the “Corporate Governance” page of our website http://commsystems.com.

The Board, Board Committees and Meetings

Meeting Attendance. Our Board meets regularly during the year to review matters affecting our Company and to act on matters requiring Board approval. Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders. During 2015, the Board met six times. Each of our directors attended at least 75% of the meetings of the Board and committees on which he or she served, and all directors attended the 2015 Annual Meeting of Shareholders.

Board Committees. Our Board has established two standing committees: Audit & Finance and Compensation. Only members of the Board serve on these committees. Following is information about each committee:

Audit & Finance Committee. The Audit & Finance Committee is responsible for the engagement, retention and replacement of the independent registered public accounting firm, approval of transactions between the Company and a director or executive officer unrelated to service as a director or officer, approval of non-audit services provided by the Company’s independent registered public accounting firm, oversight of the Company’s internal controls and the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters. Deloitte & Touche LLP, the Company’s independent registered public accounting firm, reports directly to the Audit & Finance Committee. The Audit & Finance Committee operates under a formal charter that was most recently amended on November 13, 2014. The current members of the Audit & Finance Committee are Luella G. Goldberg, Richard A. Primuth, and Randall D. Sampson (Chair). Ms. Goldberg, Mr. Primuth and Mr. Sampson are each independent under SEC Rules and NASDAQ listing standards. In addition, the Board of Directors has determined that Randall D. Sampson qualifies as the Committee’s financial expert. The Audit & Finance Committee met six times during 2015.

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Compensation Committee. The Compensation Committee is responsible for the overall compensation strategy and policies of the Company; reviews and approves the compensation and other terms of employment of the Company’s chief executive officer and other executive officers, subject to final Board approval; oversees the establishment of performance goals and objectives for the Company’s executive officers; administers the Company’s incentive compensation plans; considers the adoption of other or additional compensation plans; and, provides oversight and final determinations with respect to the Company’s 401(k) plan, employee stock ownership plan and other similar employee benefit plans. The Committee operates under a charter approved by the Board that was most recently amended on March 7, 2014. The current members of the Compensation Committee are Gerald D. Pint, Richard A. Primuth (Chair) and Randall D. Sampson. Each member of the Compensation Committee is independent under NASDAQ standards. The Committee met four times in 2015.

Director Independence

The Board of Directors has adopted director independence guidelines that conform to the definitions of “independence” set forth in Section 301 of the Sarbanes-Oxley Act of 2002, Rule 10A-3 under the Securities Exchange Act of 1934 and listing standards of NASDAQ. In accordance with these guidelines, the Board of Directors has reviewed and considered facts and circumstances relevant to the independence of each of our directors and director nominees and has determined that each of the following directors qualifies as “independent” under NASDAQ listing standards: Luella G. Goldberg, Gerald D. Pint, Richard A. Primuth, Curtis A. Sampson and Randall D. Sampson.

Selecting Nominees for Election to the Board

In selecting nominees for election to the Board at the 2016 Annual Shareholders Meeting, Lead Governance Director Luella Goldberg (an independent director) in consultation with the Board Chair and the Compensation Committee Chair (both independent directors) assessed the existing Board, in part to ensure the Board reflects an appropriate balance of knowledge, experience, skills, expertise, diversity, and independence to enable the Board to meet the challenges it may confront. These directors also reviewed the Board composition to determine the qualifications and areas of expertise needed to further enhance the Board’s ability to fulfill its responsibilities. After this consultation, Ms. Goldberg, on behalf of herself and the Board Chair and Compensation Committee Chair, recommended to the full Board that the six existing directors be nominated for election at the 2016 Annual Meeting of Shareholders. Roger Lacey, the sole non-independent member of the Board of Directors, did not participate in selecting the persons recommended for nomination by the full Board of Directors.

Although the Board does not have a formal policy regarding diversity, in addition to minimum requirements of integrity, ability to make independent analytical inquiries, personal health and a willingness to devote adequate time and effort to Board responsibilities, the Board seeks individuals who reflect diversity in background, education, business experience, skills, business relationships and associations and other factors that will contribute to the Board’s governance of the Company.

In making recommendations regarding nominees for election as directors, the Board will consider qualified candidates that are proposed by our shareholders. Shareholders can submit qualified candidates, together with appropriate biographical information, to the Corporate Secretary at: Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343. Any shareholder desiring to submit a director candidate for consideration at our 2017 Annual Meeting of Shareholders must ensure that the submission is received by the Company no later than December 8, 2016 to provide adequate time for the Board to properly consider the candidate.

Shareholders may directly nominate an individual for election to the Board at our shareholders meeting by following procedures in our Bylaws. A shareholder wishing to formally nominate an individual to election to the Board at future shareholder meetings should follow the procedure set forth below under the caption “Other Information – Shareholder Proposals for 2017 Annual Meeting -- Shareholder Nominations.”

Board Leadership

Our Governance Guidelines separate the roles of Chair of the Board and Chief Executive Officer. These positions are respectively held by Curtis A. Sampson and Roger H.D. Lacey. This structure enables the Chair, in collaboration with other non-employee Directors, to have an active role in setting agendas and establishing Board priorities and procedures.

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Ms. Luella Goldberg serves as Lead Governance Director and, in this capacity, provides leadership in determining the size and composition of the Board, finding individuals qualified to serve as Board members, and reviewing the size and composition of the Board committees, facilitating Board self-assessment and advising the Board on other governance topics.

Mr. Richard Primuth, in addition to his other Director responsibilities, has been designated as Board Secretary. In this capacity, he is responsible for keeping minutes of the board and committee meetings, developing and maintaining an annual calendar of board and committee meetings and responsibilities, facilitating the flow of information regarding business operations and results to the board, assisting the chairman and CEO to develop agendas for board meetings and providing company officers with board level input on pending legal matters, material contracts, corporate developments and other developments in the Company’s business.

Board’s Role in Managing Risk

In general, management is responsible for the day-to-day management of the risks the Company faces, while the Board, acting as a whole and through the Audit & Finance Committee, has oversight responsibility for risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Members of senior management attend the regular meetings of the Board and are available to address questions and concerns raised by the Board related to risk management. In addition, the Board regularly discusses with management, the Company’s independent registered public accounting firm and the internal auditor, identified major risk exposures, their potential financial impact on the Company, and steps that could be taken to manage these risks.

The Audit & Finance Committee assists the Board in fulfilling its risk management oversight responsibilities in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Audit & Finance Committee reviews the Company’s financial statements and meets with the Company’s independent registered public accounting firm and internal auditor at least four times each year to review their respective reports on the adequacy and effectiveness of our internal audit and internal control systems, and to discuss policies with respect to risk assessment and risk management.

Director Compensation

Compensation information paid to non-employee directors of the Company in 2015 is set forth under the caption “Director Compensation.”

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct (the “Code”) applicable to all of the Company’s officers, directors, employees and consultants that establish guidelines for professional and ethical conduct in the workplace. The Code also contains a special set of guidelines applicable to the Company’s senior financial officers, including the chief executive officer, principal financial officer, principal accounting officer, and others involved in the preparation of the Company’s financial reports.

These guidelines are intended to promote the ethical handling of conflicts of interest, full and fair disclosure in periodic reports filed by the Company, and compliance with laws, rules and regulations concerning this periodic reporting. A copy of the Code is available by following links on the “Corporate Governance” page of our website at http://commsystems.com, and is also available, without charge, by writing to the Company’s Corporate Secretary at: Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343.

Contacting the Board of Directors

Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors, generally, or to an individual director at Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343. Communications received electronically or in writing are distributed to the full Board of Directors, a committee or an individual director, as appropriate, depending on the facts and circumstances described in the communication received. By way of example, a complaint regarding accounting, internal accounting controls or auditing matters would be forwarded to the Chair of the Audit & Finance Committee for review. Complaints and other communications may be submitted on a confidential or anonymous basis.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Summary Ownership Table

The following table sets forth sets forth certain information with respect to the Company’s common stock beneficially owned by: (i) each person known by the Company to own of record or beneficially 5% or more of the Company’s common stock, (ii) each director and nominee for director, (iii) each current Named Executive Officer listed under “Executive Compensation and Related Information,” and (iv) all officers and directors of the Company as a group, in each case based upon information available as of March 24, 2016 (unless otherwise noted), and all shares subject to options reflect options that may be exercised within 60 days of March 24, 2016, and restricted stock units (“RSUs”) that will be settled in shares within 60 days of March 24, 2016.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Curtis A. Sampson †
10900 Red Circle Drive
Minnetonka, MN 55343	1,065,998	(1)	12.1%

GAMCO
One Corporate Center
Rye, New York 10580	996,873	(2)	11.4%

Dimensional Fund Advisors LP
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746	627,614	(3)	7.2%

Communications Systems, Inc. Employee Stock Ownership Plan
10900 Red Circle Drive
Minnetonka, MN 55343	577,965	(4)	6.6%

Ira Albert
1304 SW 160th Avenue, Suite 209
Fort Lauderdale, FL 33326	519,151	(5)	5.9%

Roger H.D. Lacey †	54,588	(6)	*

Bruce C. Blackwood †	66,305	(7)	*

Scott Fluegge †	32,871	(8)	*

Edwin C. Freeman †	65,657	(9)	*

Scott Otis †	29,336	(10)	*

Luella G. Goldberg †	53,014	(11)	*

Gerald D. Pint †	41,226	(12)	*

Richard A. Primuth †	19,328	(13)	*

Randall D. Sampson †	118,143	(14)	1.3%

All directors and executive officers as a group (12 persons)	1,581,480	(15)	17.5%

*	Indicates less than one percent ownership.

†	A Director or a Named Executive Officer of the Company.
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(1)	Includes 572,866 shares §owned by Mr. Curtis A. Sampson directly, 405,000 shares held indirectly in irrevocable trusts for the benefit of Mr. Sampson’s children and grandchildren, of which Mr. Sampson is a trustee and as to which he disclaims beneficial interest, 26,114 shares owned by his spouse, as to which beneficial ownership is disclaimed, 15,341 shares subject to options, 3,857 restricted stock units that will be issued as shares within 60 days of March 24, 2016 and 42,820 shares allotted to his Communications Systems, Inc. Employee Stock Ownership Plan (“CSI ESOP”) account as of December 31, 2015.

(2)	The aggregate number of shares includes 240,000 by Gabelli Funds, LLC; 447,875 by GAMCO Asset Management, Inc. 299,998 by Teton Advisors, Inc and 9,000 by Mario J. Gabelli, according to a Schedule 13D/A filed with the SEC on March 23, 2016.

(3)	The aggregate number of shares held by Dimensional Fund Advisors LP (“Dimensional”) is owned by four investment companies and certain other commingled group trusts and separate accounts. In its role as investment advisor, Dimensional is deemed to have beneficial ownership of the securities as reported on Schedule 13G filed with the Securities and Exchange Commission on February 9, 2016.

(4)	Messrs. Curtis A. Sampson, Roger H.D. Lacey and Edwin C. Freeman serve as Trustees of the CSI ESOP, and disclaim beneficial ownership of the shares held by the CSI ESOP, except for shares allocated to their respective accounts.

(5)	The aggregate number of shares listed above includes shares owned by Albert Investment Associates, L.P., shares owned by Ira Albert personally, and shares owned by accounts over which Ira Albert has discretionary voting and dispositive authority, as reported on the most recent Schedule 13D/A filed with the Securities and Exchange Commission.

(6)	Includes 30,729 shares owned by Mr. Lacey directly, and 23,859 shares subject to options.

(7)	Includes 3,604 shares owned by Mr. Blackwood directly, 50,570 shares subject to options, 1,078 restricted stock units that will be issued as shares within 60 days of March 24, 2016 and 11,053 shares allotted to Mr. Blackwood’s CSI ESOP account at December 31, 2015.

(8)	Includes 3,432 shares owned by Mr. Fluegge directly, 26,115 shares subject to options, 978 restricted stock units that will be issued as shares within 60 days of March 24, 2016, and 2,346 shares allotted to Mr. Fluegge’s CSI ESOP account at December 31, 2015.

(9)	Includes 26,876 shares owned by Mr. Freeman directly, 36,137 shares subject to options and 1,631 restricted stock units that will be issued as shares within 60 days of March 24, 2016, and 1,013 shares allotted to Mr. Freeman’s CSI ESOP account at December 31, 2015.

(10)	Includes 2,411 shares owned by Mr. Otis directly, 24,981 shares subject to options and 1,039 restricted stock units that will be issued as shares within 60 days of March 24, 2016, and 905 shares allotted to Mr. Otis’ CSI ESOP account at December 31, 2015.

(11)	Includes 28,592 shares owned by Ms. Goldberg directly, 21,341 shares subject to options and 3,081 restricted stock units that will be issued as shares within 60 days of March 24, 2016.

(12)	Includes 17,192 shares owned directly by Mr. Pint, 21,341 shares subject to options and 2,693 restricted stock units that will be issued as shares within 60 days of March 24, 2016.

(13)	Includes 7,064 shares owned by Mr. Primuth directly, 6,341 shares subject to options and 5,923 restricted stock units that will be issued as shares within 60 days of March 24, 2016.

(14)	Includes 55,719 shares owned by Mr. Sampson directly, 34,200 shares owned by his spouse and children, 24,756 shares subject to options and 3,469 restricted stock units that will be issued as shares within 60 days of March 24, 2016.

(15)	Includes 755,130 shares owned by officers and directors as a group directly, 271,792 shares subject to options, 24,829 restricted stock units, 60,314 shares held by their respective spouses and children, 405,000 shares held in irrevocable trusts, and 64,415 shares held by the CSI ESOP for the benefit of these officers and directors.

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Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s officers, directors and beneficial holders of 10% or more of the Company’s securities are required to file reports of their beneficial ownership with the Securities and Exchange Commission on Forms 3, 4 and 5. To the Company’s knowledge, based solely on a review of the copies of these reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2015, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial holders of 10% were complied with.

Five-Year Performance Graph

The following graph presents, at the end of each of the Company’s last five fiscal years, the cumulative total return on the common stock of the Company as compared to the cumulative total return reported for the NASDAQ (U.S.), and the NASDAQ Telecommunications Index. Company information and each index assume the investment of $100 on the last business day before January 1, 2010 and the reinvestment of all dividends.

Comparison of Five-Year Cumulative Total Return

Company or Index	2010	2011	2012	2013	2014	2015
Communications Systems, Inc	$100.000	$104.081	$81.532	$92.631	$92.157	$72.880
NASDAQ US	100.000	100.312	116.793	155.899	175.326	176.169
NASDAQ TELCOM	100.000	105.626	127.317	144.379	148.323	153.652

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EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Communication Systems, Inc. (the “Company”) is a global provider of connectivity infrastructure and services for deployments of broadband networks. Our operations are conducted through three primary business units: Suttle, Inc. (“Suttle”), Transition Networks, Inc. (“TN”) and JDL Technologies (“JDL”).

This Compensation Discussion and Analysis (“CD&A”) covers our three fiscal years ending December 31, 2015, with primary emphasis on our 2015 fiscal year. It provides information regarding executive compensation objectives and policies, compensation plans for our Senior Executives (defined below), and compensation paid or potentially payable to the Senior Executives under these plans. This CD&A uses the following terms when discussing executive compensation:

•	“Board” means the Board of Directors of the Company.

•	“Committee” means the Compensation Committee of the Board.

•	“LTI Award” means the grant of an opportunity to earn compensation in stock or cash, or both, for performance over a multi-year period but, in most cases, only if payment is justified by actual performance as compared to pre-established financial goals.

•	“Named Executive Officers” or “NEOs” means the five individuals who served as our named executive officers during 2015 and whose compensation is reported in the Summary Compensation Table immediately following this CD&A. These individuals are: Roger H. D. Lacey, our CEO in 2015, Edwin C. Freeman, our CFO; Bruce C. Blackwood, the President and General Manager of Suttle; Scott Otis, the President and General Manager of TN; and, Scott Fluegge, President and General Manager of JDL.

•	“Senior Executives” means a group consisting of the Named Executive Officers and two other individuals that collectively comprise our senior management team.

•	“Stock Option” means the right to purchase shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date the option is granted.

This CD&A discusses compensation of our Senior Executives generally and provides more detailed information regarding compensation of our Named Executive Officers.

Compensation Philosophy and Objectives

The Company’s philosophy with respect to compensation of the Company’s Senior Executives is based on the following objectives:

•	To align compensation with shareholder interests;

•	To reward both annual and long-term financial performance;

•	To provide pay opportunities comparable to opportunities at companies with which the Company competes for management talent; and

•	To maintain internally fair and equitable compensation levels and practices.

In furtherance of these objectives, the Company’s annual and long term incentive compensation is generally structured to be “performance-based.” In addition, when determining how much performance-based compensation should be paid in Company cash versus equity awards, the Committee has generally used equity awards to pay long-term compensation.

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Role of the Committee and the Information Used to Determine Compensation

One of the Committee’s primary responsibilities is to review and approve, or recommend for Board approval, compensation paid to the Company’s Chief Executive Officer, other Named Executive Officers, and other Senior Executives. The Committee carries out this responsibility pursuant to a written charter approved by the Board and reviewed annually. The Committee currently consists of three independent directors that serve on our Board. See “Corporate Governance and Board Matters –Director Independence” above. The Committee is subject to Board oversight, and other members of the Board frequently participate in deliberations related to executive compensation. Additional information regarding the primary responsibilities of the Committee and its current members is provided above under the caption “Corporate Governance and Board Matters – the Board, Board Committees and Meetings.”

2015 Shareholder Advisory Vote on Compensation

In a non-binding, advisory vote at the Company’s 2015 Annual Meeting of Shareholders, the Company’s shareholders approved the Company’s executive compensation program as presented in the Company’s 2015 Proxy Statement. Of shareholders voting on this matter, 90.6% voted to approve the Company’s executive compensation, 8.2% voted against approval and 1.2% abstained.

Compensation Consultant

Under its charter, the Committee has the authority to select, retain, and compensate executive compensation consultants and other experts as it deems necessary to carry out its responsibilities. Prior to 2015, the Company, from time to time, engaged Pearl Meyer & Partners LLP to provide executive compensation consulting services. In November, 2015, the Committee engaged Total Rewards Group (“TRG”), a compensation consulting firm, to study and make recommendations regarding our compensation program. This included an evaluation of our base compensation for Senior Executives to determine whether we were paying “competitive” compensation and whether our approach to compensation was generally in line with “best practices” for public companies.

Comparative Data

We use industry surveys to evaluate base compensation and total compensation paid to our Senior Executives. In some years, the Committee has relied on studies prepared by Company employees based on surveys of manufacturing companies of similar size. In other years this information has been supplied by our compensation consultant.

The Compensation Committee periodically compares compensation it pays to Senior Executives to compensation paid by a limited number of specific companies in similar industries, and of similar size and scope (“comparator group”) so that it has comparative data for assessing the Company’s market position in compensation levels and practices. This comparator group has been periodically updated. The current comparators are:

Alliance Fiber Optic Products	KVH Industries Inc.	Numerex
ARC Group Worldwide, Inc.	Lantronix	Oplink Communications, Inc.
Calix	LoJack Corporations	Optic Cable Corp.
Clearfield, Inc.	MRV Communications	Westell Technologies
Digi International, Inc.	Meru Networks Inc.	Zhone Technologies, Inc.
DTS Inc.	Network Equipment Technologies, Inc.
Hutchinson Technology, Inc.	Nortech Systems, Inc.

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Overview of Components of Executive Compensation

Total compensation paid to Senior Executives in 2015, 2014 and 2013 was paid primarily in: base salary, annual bonus compensation, LTI Awards, and Stock Options. The following table summarizes:

•	Why we choose to pay each of these components to our Senior Executives;

•	What each component is designed to reward and form of payment; and

•	How we determine the amount for each component.

Element of Compensation	Why Component is Paid, Form of Payment & What it Rewards	How Component Was Determined for FY 2015
Base Salary	Provides a fixed level of cash income appropriate to the position. Based on the individual’s experience, scope of responsibility and the level of performance.	Set at levels near median of market data
Annual Bonus Compensation	Provides incentive to achieve annual Company-wide or business unit objectives.

Paid in cash.

	Rewards achievement only if actual performance is within Committee-determined performance goals specifying minimum, target and maximum levels of achievement.	Target bonus is a percentage of base salary Payout begins at close to target performance, and greater than target performance results in a greater than target bonus.
Long Term Incentive Awards (“LTI Awards”)

Provides an incentive to build long-term shareholder value, and aligns executives’ interests to interests of shareholders.

Payout follows conclusion of a three year performance period, with amount of payout tied to actual achievement in relation to minimum, target and maximum performance goals.

Payout typically in stock.

Discourages risk taking focused on short-term results.

Facilitates executive retention.

Grant date value of LTI Award is a percentage of the Senior Executive’s base salary
Stock Options	A right to purchase shares equal to market price when granted; option only valuable as stock price appreciates.

Stock options vest over 4 years, beginning one year after grant date and expire in 2022.

Provides incentive for delivering long-term shareholder value and aligns interests of executives with shareholders.

	Facilitates executive retention.	The value of Stock Options, as determined by the Committee, is used to determine number of shares granted to each Senior Executive as a percentage of base salary

Over the next several pages we present further information regarding each of these components, as well as other benefits provided and compensation paid to our Senior Executives.

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Base Salaries

Base salaries of the Company’s executive officers are established by reference to average base salaries paid to executives in similar positions with similar responsibilities using information supplied by compensation consultants and other sources. Base salaries are generally reviewed annually in December of each year and adjustments are made effective as of January 1 of the following year. From time to time, however, promotions and other events require adjustments at other points in the year. While emphasis is placed on measurable financial factors, when it determines base salaries the Committee also considers factors such as development and execution of strategic plans, changes in areas of responsibility, potential for assuming greater responsibility and the development and management of employees,. The Committee does not, however, assign specific weights to these various quantitative and qualitative factors in reaching its decisions.

At the beginning of 2015, the following adjustments were made in base salaries of individuals then serving as our Named Executive Officers: Mr. Freeman, 3% increase; Mr. Blackwood, 5% increase; Mr. Otis, 5% increase; and Mr. Fluegge, 3% increase. Mr. Roger H. D. Lacey became our Interim Chief Executive Officer on June 4, 2014, and at that time his annual rate of base compensation was set at $250,000; no change was made in his base compensation when Mr. Lacey was designated as our CEO in March 2015.

The following table shows the annual rate of the base salary of each individual who served as a NEO during 2015 and the actual amount of base salary paid to each NEO in 2015.

Named Executive Officer	Position	Annual Rate of Base Salary	Amount Paid in 2015(1)
Roger H. D. Lacey	Chief Executive Officer	$250,000	$259,615
Edwin C. Freeman	Chief Financial Officer	212,180	220,032
Bruce Blackwood	President & General Manager, Suttle	214,283	221,347
Scott Fluegge	President & General Manager, JDL	190,692	198,029
Scott Otis	President & General Manager, TN	206,559	214,012

(1) Actual amount paid was slightly greater than annual rate because there were 27 biweekly payrolls in 2015.

Annual Performance-Based Bonus Plan

Bonuses are paid under the Company’s Annual Bonus Plan (“Bonus Plan”) to NEOs and other Senior Executives during the course of and following the end of each fiscal year based, in general, on achievement in relation to objective financial goals set at the beginning of the fiscal year. These bonuses are intended to provide Senior Executives with an opportunity to receive additional cash compensation, but only if justified by achievement in relation to pre-established performance goals.

At the beginning of each fiscal year, the Committee determines what objective performance measures it will use to assess performance by the Company overall and by each business unit. In addition, the Committee assigns a percentage weight to the various measures that are applied when determining the total bonus to be paid to each executive. The Committee concurrently determines specific goals for each of these performance measures. Most performance measures for business unit performance have three goals to which achievement is compared: “threshold,” “target” and “maximum,” with “target” goals generally being equal to the Company’s budget for that performance measure.

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Bonus Compensation of Business Unit Leaders

Each of our Business Unit Leaders are paid a bonus based on the performance of the business unit they manage, and whether and to what extent bonus compensation is paid to them is determined following the end of quarterly, semi-annual and annual periods. For certain performance measures (“Category 1 Performance Measures”), a comparison of achievement to performance goals is made after the end of each of the four quarters and after year end. With respect to Category 1 Performance Measures, we compare quarterly results and annual results to goals, and a bonus is paid if quarterly or annual performance is generally at least 80% of the target goal for that performance measure. For other performance measures (“Category 2 Performance Measures”), a comparison of achievement to performance goals is made quarterly or after twelve months. With respect to Category 2 Performance Measures, we compare quarterly or twelve month results to goals, and a bonus is paid if achievement is at least 80% of the target goal for that performance measure. Finally, for a third set of performance measures (“Category 3 Performance Measures”), a comparison of achievement to performance goals is made after the first and second half of the year, and for the year as a whole. With respect to Category 3 measures, we compare first half, second half and annual results to goals, and a bonus is paid if first half, second half or annual achievement equals or exceeds the goals established for the respective period.

Concurrent with determining and assigning weight to the various performance measures, and the goals against which achievement is measured, the Committee determines a “target” bonus opportunity and a “maximum” bonus opportunity that may be earned by each of the Senior Executives as a percentage of their base salary if actual performance exceeds applicable threshold performance goals. In 2015, the “target” annual bonus opportunity assigned to the Senior Executives ranged from 30% to 60% of their respective base salaries, and their respective “maximum” bonus opportunities were approximately 140% to 175% of their respective target bonus opportunities if actual achievement equaled or exceeded maximum performance goals.

The following table presents for 2015: (i) the performance measures for each business unit, (ii) the “performance measure category” used to determine how often and for what time period performance is measured, (iii) the relative weight assigned to each of the performance measures in determining overall performance of the business unit, (iv) threshold, target, and maximum achievement levels for each performance measure selected, and (v) actual 2015 achievement under each performance measure.

Performance Measure Applicable	Performance Measure Category*	% Weight	Annual Threshold Goal ($)	Annual Target Goal ($)	Annual Maximum Goal ($)	Actual Achievement ($)

TN
Total Revenue	1	50%	43,840,000	48,711,000	58,454,000	42,570,000
Inventory Turns	2	25%	2.11	2.61	3.11	2.21
New Product Revenue	3	25%	4,500,000	5,100,000	7,650,000	4,859,657

Suttle
Total Revenue	1	50%	64,800,000	72,000,000	108,000,000	50,082,000
Operating Income	1	50%	6,368,000	7,960,000	11,940,000	(6,178,000)

JDL
Revenue	1	60%	8,567,000	11,511,000	13,813,000	14,916,000
Operating Income	2	40%	0	455,000	557,000	1,212,000

Bonus Compensation of CEO and CFO

In 2015 our CEO, Mr. Lacey, and, our CFO, Mr. Freeman, earned 80% of their annual bonus based on a weighting of business unit financial achievement as compared to the respective goals of the business units under the applicable performance measures described above. In determining the payout to the CEO and CFO, we assigned a 54.5% weight to Suttle’s performance, a 36.8% weight as to Transition Network’s performance, and a 8.7% weight to JDL’s performance. The CEO and CFO earned the remaining 20% of their bonus based on achieving goals under specific parent company performance measures approved by the Committee.

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2015 Results

The table below presents the bonus opportunity for the five Named Executive Officers participating in the 2015 Bonus Plan as a percentage of their respective base salaries upon achievement of “target” goals and “maximum” goals for each performance measure (weighted as indicated above), the dollar value of the opportunity at target and maximum achievement, and the actual amount paid in cash to the five NEOs participating in the 2015 Bonus Plan based on actual achievement in relation to goals for performance measures under the Company’s 2015 Annual Bonus Plan.

Named Executive Officer	Bonus Opportunity as % of 2015 Base Salary at Target Achievement	Dollar Value of Bonus Opportunity at Target Achievement	Bonus Opportunity as % of 2015 Base Salary at Maximum Achievement	Dollar Value of Bonus Opportunity at Maximum Achievement	Annual Bonus Paid Based on Actual Achievement

Roger H. D. Lacey	60%	$150,000	89%	$222,255	$ 47,935

Edwin C. Freeman	55%	$116,699	81%	$172,913	$ 37,293

Bruce Blackwood	55%	$117,856	96%	$206,247	None

Scott Otis	55%	$113,608	78%	$161,891	$ 29,775

Scott Fluegge	55%	$105,029	77%	$147,041	$139,242

Long-Term, Incentive-Based Compensation

Overview of Long-Term Incentive Compensation

It is the Board’s policy to provide opportunities to our Senior Executives to earn long-term, incentive compensation. Generally, over the last several years through 2015, we have paid this form of compensation using the following forms of incentive awards:

•	Long Term Incentive Awards (“LTI Awards”). LTI Awards provide the opportunity to earn a payout in Company stock or cash after the end of three-year performance periods, to the extent earned by actual performance compared to performance goals. In 2014, due to unique circumstances discussed below, we used a different approach to long term compensation. In 2015 we resumed our practice of making LTI Awards covering three-year performance periods.

•	Stock Options. Stock Options are granted on an annual basis, vest over four years beginning one year after the award is made, and only provide value to the executive if the Company’s stock price increases over the exercise price of the option.

Long-term incentive compensation opportunities for our NEOs and other Senior Executives are determined under a two-step process. First, the Committee determines the total “target” opportunity (expressed in dollars) for each Senior Executive to earn long-term incentive compensation (“Total Target LTI Opportunity”). Over the last several years this percentage has ranged from 20% to 100% of the Senior Executive’s base compensation. Second, an allocation of the Total Target LTI Opportunity is then made to LTI Awards and Stock Options. Except in 2014, the Committee has, over the last several years, allocated 70% of each executive’s Total Target LTI Opportunity to an LTI Award and 30% to Stock Options. In 2014, the allocation was 50% to a non-performance based LTI Award and 50% to Stock Options.

LTI Awards may be “Performance Share Units” or “Performance Cash Units.” LTI Awards that are performance-based and payable in stock following the end of the three-year period are defined as “Performance Share Units” or “PSUs” under our incentive compensation plan. The number of PSUs awarded to each NEO is determined by dividing the dollar value of the NEO’s LTI Award by the average price of the Company’s stock over a 20-business-day period beginning on or about March 1 of each year. Each PSU represents the potential issuance of one share of common stock; the number of PSUs actually issued as shares of stock depends on actual

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achievement in relation to performance goals for the three year period. LTI Awards that are performance-based and payable in cash following the end of a three-year period are defined as “Performance Cash Units” or “PCUs” under our incentive compensation plan. Each PCU represents the potential to be paid $1.00, and the number of PCUs that are paid in dollars depends on actual achievement in relation to performance goals for the three year period.

The number of shares covered by Stock Options granted to each NEO is determined by dividing the dollar value of the Total Target LTI Opportunity allocated to Stock Options by a value for an option to purchase one share of our stock as determined by the Committee. Typically, the Committee has used the Black Scholes methodology to determine the value of one option based on a share price of the Company’s stock as of a specific date during the second half of March in each year; the share exercise price of Stock Options is fair market value on the date of grant.

LTI Awards for 2013 – 2015 Performance Period

In 2013, LTI Awards in the form of PSUs were granted to our senior Executives for long-term performance over the three-year Performance Period ending in 2015. For the 2013 - 2015 Performance Period, the Committee selected (i) consolidated pretax average return on assets over the three-year period (“Three Year Average ROA) and (ii) consolidated cumulative revenue over the three-year period (“Three Year Cumulative Revenue”), and established the following Minimum, Target, and Maximum performance goals:

	Minimum	Target	Maximum

Three Year Average ROA	6.6%	11.6%	14.6%

Three Year Cumulative Revenue	$410 million	$440 million	$470 million

Also, at the beginning of 2013, Incentive Awards were granted to the then serving Senior Executive for the 2013 –2015 Performance Period. Each LTI Award provided for a target opportunity to earn shares of stock having a value equal to 70% of the executive’s Total LTI Opportunity, if the Target performance goals were achieved, and a Maximum opportunity two times the amount of the Target opportunity, if the performance goals at Maximum were achieved.

In early 2016 the Committee compared actual performance to goals to determine what shares, if any, would be issued under the 2013-2015 LTI Awards. The Committee measured actual consolidated pretax return on assets (“ROA Achievement”) compared to Minimum, Target and Maximum performance goals for the Three Year Average ROA and measured actual revenue (“Revenue Achievement”) compared to Minimum, Target and Maximum performance goals for Three Year Cumulative Revenue. The Company’s actual ROA Achievement was (0.17%) and the Company’s actual Revenue Achievement was $359 million. Because the Company’s ROA Achievement and Revenue Achievement both fell below the Minimum goals, there was no payout to any Senior Executive for LTI Awards for the 2013 - 2015 Performance Period.

2014 LTI Awards

During the second half of 2013 and into 2014 the Board engaged in an examination of challenges, opportunities, strengths and weaknesses of each of our business units, as well as issues affecting the enterprise overall. As a result of this study the Board reorganized the Company’s business from a “top down” structure to a holding company structure more appropriate for the entrepreneurial requirements of each business unit. As a result of this change the management of each business unit (Suttle, Transition, and JDL) was empowered to operate with a high degree of autonomy in most areas of its respective operations. With this in mind and given that the Company’s business units were in different stages in their development, the Board determined it would be necessary to substantially restructure its approach to the LTI Award portion of its long-term executive compensation. Recognizing, however, that the development of a new plan would require a number of months, it was deemed necessary to develop a “bridge plan” for 2014. Having these considerations in mind the Board approved that the allocation of long term incentive compensation opportunities would be assigned 50% to Stock Option grants and 50% to restricted stock units (RSUs) vesting over a three-year period. This assured that one component of our long term compensation program would be performance-based, because Stock Options only deliver value if the price of the common stock increases over the term of the option. Also, while not directly performance-based, RSUs require a sustained commitment to maintain employment and contribute to the success of the Company over the three year

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period, and the value of the stock issued at the end of the three year period will be directly related to the performance of the Company at the conclusion of the three years.

The following table presents for each Named Executive Officer to which a Total Target LTI Opportunity was assigned at the beginning of 2014, the percent of base compensation that was used to determine that officer’s respective Total Target LTI Opportunity, the grant date dollar value of the Total Target LTI Opportunity, and the allocation of this total dollar value to LTI Awards in the form of Restricted Stock Units and Stock Option grants.

		Long Term Opportunity in Dollars(1)		Allocation of Long Term Opportunity in Dollars to Restricted Stock Units and Stock Options
	2014 Base Salary	% Base Salary	Total Grant Date Dollar Value	Value of LTI Opportunity Allocated to Restricted Stock Units	Shares Covered by Restricted Stock Units(2)	Value of LTI Opportunity Allocated to Stock Options	Shares Covered by Option Grant(3)

Mr. Freeman	$206,000	60%	$123,600	$61,800	4,893	$61,800	25,122
Mr. Blackwood	$204,079	40%	$ 81,632	$40,816	3,232	$40,816	16,592
Mr. Otis	$196,723	40%	$ 78,689	$39,345	3,115	$39,345	15,994
Mr. Fluegge	$185,400	40%	$ 74,160	$37,080	2,936	$37,080	15,073

__________________

(1)	Allocated 50% to LTI Awards and 50% to Stock Options as presented, respectively, in the last four columns.

(2)	The number of RSUs was determined by dividing the dollar value of the LTI Opportunity Allocated to Restricted Stock Units by the 20 business day average price of the Company’s stock beginning March 1, 2014.

(3)	We determined the number of shares covered by Stock Options granted to each Senior Executive in 2014 by dividing of the dollar value of the LTI Opportunity Allocated to Stock Options for each executive as discussed above by $2.46, an amount determined by using a Black Scholes valuation for the options based on a share price of $12.99. The exercise price of each option is $12.97 (the closing market price on March 21, 2014); and, each option vests 25% each year beginning March 21, 2015 and expires March 21, 2021.

Long Term Incentive Awards for the 2015 – 2017 Performance Period

On March 1, 2015, the Compensation Committee determined the overall design and other features of the Company’s LTI Plan for the 2015 - 2017 performance period (the “2015-2017 Period”) as applied to the NEOs and other Senior Executives. To a large degree the Committee resumed the approach to long term compensation followed since 2011, first determining the percentage of each NEO’s base salary that should be the dollar value of the Total LTI Opportunity and then allocating this total opportunity 70% to LTI Awards in the form of PSUs and 30% to Stock Options.

In contrast to earlier years, however, for the 2015-2017 Period, the Committee determined performance during each year of the three year Performance Period would be evaluated separately and that achievement in relation to target goals in each year would be determined and vested as of the end of the year, but with payment of any such incentive compensation contingent upon continued employment through the end of the 2015-2017 Period. It was also determined that performance measures, weighting of performance measures, and specific “minimum,” “target” and “maximum” goals would be established for each business unit.

For 2015, the first year of the three year period, the Committee determined that the performance measures and the minimum, target and maximum goals for business unit leaders would be specific to their respective business unit, while the CEO and CFO would (i) earn 80% of their potential long term incentive opportunity based on weighting of the achievement of the three business units in relation to their respective goals, with Suttle’s performance weighted 54.5%, Transition Network’s performance weighted 36.8%, and JDL’s performance weighted 8.7%; and, (ii) earn 20% of their potential long term incentive opportunity based on parent company level

21

performance measures approved by the Compensation Committee. For the 2015 phase of the 2015-2017 Period, the Committee determined each Named Executive would be granted an LTI Award in the form of PSUs.

The following table shows the dollar value of the total long term incentive opportunity awarded to each of the Named Executives in 2015, the dollar value of PSUs awarded in 2015 that could result in the issuance of shares of Company common stock after the end of the 2015-2017 Period (70% of total opportunity for target performance) based on achievement of applicable target and maximum goals in each year of the three year period, and the number of shares covered by stock options granted in 2015 to each NEO the dollar value of which equals 30% of each NEOs LTI Opportunity.

		Dollar Value of PSUs Awarded in 2015		Stock Options Granted to
	Dollar Value of	Under the Company’s Long-term		Named Executive Officers
	Total LTI	Incentive Plan		(30% of Total LTI
	Opportunity	(70% of Total LTI Opportunity in $)		Opportunity)
	(a)	(b)	(c)	(d)
		If Target Goals	If Maximum Goals
Executive Officer		Achieved	Achieved

Roger H. D. Lacey	$137,500	$96,250	$144,375	22,655

Edwin C. Freeman	$106,090	$74,263	$111,395	17,480

Bruce Blackwood	$107,141	$74,999	$112,499	17,653

Scott Otis	$103,280	$72,296	$108,444	17,017

Scott Fluegge	$95,481	$68,837	$100,255	15,732

The total number of PSUs awarded to each NEO was determined by dividing the dollar value of their PSU Award assuming maximum level of performance, which is column (c) above, by the average price of the Company’s stock over the 20 business day period beginning March 1, 2015, with the number so determined becoming an award of the same number of PSUs, with each PSU representing the potential issuance of one share of Company stock. This total number for PSUs awarded to each of the NEOs and other Senior Executives was then allocated one-third to their incentive opportunities in each of 2015, 2016, and 2017. The following table shows the opportunity for each of the NEOs to be issued shares under their respective PSU Award assuming target or maximum levels of performance were achieved in 2015 and the number of shares which were actually earned for 2015 performance compared to performance goals. The issuance of shares earned for 2015 performance is contingent upon continued employment through the end of the 2015-2017 Period.

			Shares Earned by NEOs Based on
	2015 Opportunity to be Issued Shares for		Actual 2015 Performance
	Achievement Compared to Performance		Compared to
	Goals Under the 2015-2017 LTI Plan		Performance Goals (#)
		Opportunity If
	Opportunity If Target	Maximum Goals
Executive Officer	Goals Achieved (#)	Achieved (#)

Roger H.D. Lacey	2,754	4,131	1,074

Edwin C. Freeman	2,125	3,188	829

Bruce Blackwood	2,146	3,219	None

Scott Otis	2,069	3,104	993

Scott Fluegge	1,912	2,868	2,677

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Other Compensation

In addition to participating in Company-wide plans providing health, dental and life insurance on the same basis as all of our other U.S. based employees, our Senior Executives receive other compensation in various forms, primarily the following:

•	An annual contribution to the Company’s Employee Stock Ownership Plan and Trust (“ESOP”), generally equal to 3% of the executive’s W-2 income, which is used to acquire shares of the Company’s stock that are beneficially owned by the Executive inside the ESOP.

•	An annual matching contribution of up to 50% of each executive’s personal contribution to the Company’s 401(k) Plan up to the first 6% of such personal contribution.

•	A car allowance or company car.

•	In individual, unique circumstances, additional compensation to support an overseas assignment or travel to a residence away from the Company’s offices.

The amount of such other compensation for our Named Executive Officers is presented in the column titled “All Other Compensation” under the “Summary of Executive Compensation Table,” and the “Other Compensation Table.”

Stock Ownership Guidelines

The Company has adopted guidelines for stock ownership by our Senior Executives. For our Chief Executive Officer, the guideline is beneficial ownership of shares valued at three times base salary; for our Chief Financial Officer the guideline is beneficial ownership of shares valued at two times base salary; and, for all other Senior Executives, guideline is being a beneficial owner of shares having a value equal to one times base salary. Stock ownership includes shares held directly and shares beneficially held in the Company’s ESOP, but does not include unexercised stock options or shares potentially payable under Incentive Awards. The Company annually reviews progress towards achieving ownership equal to the ownership guidelines.

Consideration of Risk in Compensation

The Company believes placing substantial emphasis on long-term incentive compensation encourages executives to direct their efforts to promote the creation of long-term shareholder value and that promoting the creation of long-term value discourages behavior that leads to excessive risk. The Committee believes that the following features of our compensation programs provide incentives for the creation of long-term shareholder value and encourage high achievement by our executive officers without encouraging inappropriate or unnecessary risk taking:

•	We balance rewards for short and long-term decision making by providing both annual bonus compensation and long-term incentive compensation.

•	Our long-term incentives in the form of stock options become exercisable over a four-year period and remain exercisable for up to seven years from the date of grant.

•	Our Incentive Awards become payable only if, after completion of a multi-year period, actual performance over the period compared to pre-established performance goals justifies a payment.

•	Because of our stock ownership guidelines, officers and key employees require all executives to make progress towards owning stock equal to at least one times their base compensation, we believe our Named Executive Officers would become less likely to expose the Company to inappropriate or unnecessary risks.

•	The financial metrics used in our incentive compensation programs are measures the Committee believes drive long-term shareholder value. Moreover, the Committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short term results. In addition, all forms of incentive compensation specify a maximum amount that cannot exceed two times the target amount, no matter how much financial performance exceeds the ranges established at the beginning of the year.

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Compensation Committee Report

The Committee has reviewed the Compensation Discussion and Analysis set forth above. Based upon this review, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of CSI’s Board of Directors

Richard A. Primuth (Chair) Gerald D. Pint Randall D. Sampson

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SUMMARY COMPENSATION TABLE

The following table presents information regarding compensation earned in 2015, 2014, and 2013 for services in all capacities by Roger H.D. Lacey, the Company’s Chief Executive Officer, Edwin C. Freeman, the Company’s Chief Financial Officer, and the three other most highly compensated executive officers of the Company in 2015 (together referred to as the “Named Executive Officers,” or “NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Options Award ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)

Roger H.D. Lacey	2015	250,000			122,853	47,495		8,049	428,837
Vice Chair and	2014	133,718	24,991	25,000	—	—	—	50,577	234,286
CEO (5)

Edwin C. Freeman	2015	212,800			31,828	37,293		22,418	303,719
Chief Financial	2014	206,000	28,777	61,163	61,800	27,873	—	13,066	398,679
Officer (6)	2013	56,154	25,000	51,928	11,999	—	—	55,252	200,333

Bruce Blackwood	2015	214,283			32,143			28,922	275,348
President and	2014	204,079	—	40,400	40,816	146,650	—	23,307	537,252
General Manager,	2013	198,135	—	697	23,776	88,367	—	33,613	344,589
Suttle

Scott Otis	2015	206,559	10,000		30,985	27,068		21,989	296,600
President and General	2014	196,723	50,000	38,938	39,345	6,798	—	14,315	428,118
Manager, Transition	2013	54,687	24,347	—	7,792	—	—	2,766	89,591
Networks (7)

Scott Fluegge	2015	190,962			28,645	126,583		23,734	369,925
President and General	2014	185,400	50,000	36,700	37,080	8,572	—	23,431	341,183
Manager, JDL	2013	180,000	—	—	21,601	68,995	—	17,716	288,311
Technologies

(1)	Represents stock earned under the Company’s Annual Bonus Plan and Long-Term Incentive Plan (“LTI Plan”). The values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and Item 402(r)(2)(iv) of Regulation S-K, using the assumptions discussed in Note 9, “Stock Compensation” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(2)	The values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and Item 402(r)(2)(iv) of Regulation S-K, using the assumptions discussed in Note 9, “Stock Compensation,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)	Represents amounts earned under the Company’s Performance Unit Plan. See “Non-Equity Incentive Plan Compensation Table” below.

(4)	See “Other Compensation Table” below.

(5)	Mr. Lacey was named Interim Chief Executive Officer on June 4, 2014 and Chief Executive Officer on February 27, 2015.

(6)	Mr. Freeman was appointed as the Chief Financial Officer of the Company effective September 4, 2013. Mr. Freeman’s 2013 $51,928 stock awards included $40,000 of non-employee director awards that he forfeited when he was appointed CFO.

(7)	Mr. Otis was appointed President and General Manager of Transition Networks on September 4, 2013.

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Non-Equity Incentive Plan Compensation Table

The following table provides a breakdown of information under the column “Non-Equity Incentive Plan Compensation” in the preceding Summary Compensation Table.

Name	Year	Short-Term Plans ($)	Long-Term Plans ($)
Mr. Lacey	2015	47,935

Mr. Freeman	2015	37,293
	2014	27,873	—
	2013	25,000	—

Mr. Blackwood	2015	—	—
	2014	146,650	—
	2013	88,367	—

Mr. Otis	2015	27,068
	2014	6,798	—
	2013	24,347

Mr. Fluegge	2015	126,583	—
	2014	8,572	—
	2013	68,995	—

Other Compensation Table

The following table provides a breakdown of information under the column “Other Compensation” above.

Name	Year	Contributions to Defined Contribution Plan ($)	Non-Elective Contributions to CSI Defined Contribution Plan ($)	Non- employee Director Fees ($)	Other ($)	Total ($)
Mr. Lacey	2015		8,049			8,049
	2014	—	577	50,000	—	50,577

Mr. Freeman	2015	7,871	6,499		8,048	22,418
	2014	—	5,316		7,750	13,066
	2013	—	606	52,470	2,176	55,252

Mr. Blackwood	2015	7,950	9,000		11,972	28,922
	2014	7,800	7,757	—	7,750	23,307
	2013	7,650	6,213	—	19,750	33,613

Mr. Otis	2015	7,030	6,911		8, 048	21,989
	2014	—	6,565	—	7,750	14,315
	2013	—	590	—	2,176	2,766

Mr. Fluegge	2015	7,950	7,736		8,048	23,734
	2014	7,800	7,881	—	7,750	23,431
	2013	5,481	4,485	—	7,750	17,716

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Grants of Plan-Based Awards in 2015

The following table sets forth certain information concerning plan-based awards granted to the Named Executive Officers during the fiscal year ending December 31, 2015.

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)
Name	Grant Date	Target (#)	Maximum (#)	All Other Stock Awards	All Other Option Awards (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Mr. Lacey	4/3/2015				24,950	11.09	40,516
	3/17/2015				22,655	11.65	41,250
	3/28/2015	8,262	12,393				95,757
	5/21/2015				25,050		41,086

Mr. Freeman	3/17/2015				17,480	11.65	31,828
	3/28/2015	6,375	9,563				73,886

Mr. Blackwood	3/17/2015				17,653	11.65	32,143
	3/28/2015	6,438	9,657				74,616

Mr. Otis	3/17/2015				17,017	11.65	30,985
	3/28/2015	6,206	9,309				71,928

Mr. Fluegge	3/17/2015				15,732	11.65	28,645
	3/28/2015	5,737	8,606				66,492

(1)	“Except as otherwise noted, represents potential bonuses payable in Company stock that may be earned by the NEOs under our LTI Plan.

(2)	Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 using assumptions discussed in Note 9, “Stock Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding equity awards held by Named Executive Officers as of December 31, 2015.

	Number of Securities Underlying Unexercised Options				Shares or Units of Stock that have not Vested		Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights that have not Vested
Name	Exercisable (#)	Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number (#)	Market Value ($)	Number of (#)	Market or Payout Value of ($)

Mr. Lacey	12, 195		11.70	6/4/2021
		22,655	11.65	3/17/2022
		24, 950	11.09	4/3/2022
		25,050	11.05	5/21/2015
							12,393	143,635

Mr. Freeman	2,804	2,803	11.81	3/15/2020
	6,281	18,841	12.97	3/21/2021
		17,480	11.65	3/15/2022
					3,262	34,251
							9, 563	110,835

Mr. Blackwood	7,070		14.15	3/3/2018
	6,795	2,263	13.10	3/15/2019
	7,822	7,820	10.10	3/15/2020
	4,148	12,444	12.97	3/21/2021
	10,000	30,000	11.70	6/4/2021
		17,653	11.65	3/17/2022
					2,155	22,624
							9,657	111,925

Mr. Otis	1,820	1,821	11.81	3/15/2020
	3,999	11,995	12.97	3/21/2021
	10,000	30,000	11.70	6/4/2021
		17,017	11.65	3/17/2022
					2,077	21,805
							9,309	107,891

Mr. Fluegge	5,940	1,980	13.10	3/15/2019
	7,106	7,105	10.10	3/15/2020
	3,768	11,305	12.97	3/21/2021
		15,732	11.65	3/17/2022
					1,957	20,552
							8,606	99,744

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2015 Options Exercised and Stock Vested

The following table sets forth certain information concerning options exercised and stock awards vested during 2015 for the named executive officers.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Roger H.D. Lacey			4,040	44,642

Edwin C. Freeman	3,000	2,520	1,010	9,272

Bruce Blackwood

Scott Otis

Scott Fluegge

(1)	For option awards, represents the difference between the exercise price and the fair market value of our common stock on the dates of exercise and for stock awards, represents the number of shares vested multiplied by the fair market value of our stock on the vesting date.

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POTENTIAL PAYMENTS UNDER CHANGE OF CONTROL

The Company has entered into Change of Control Agreements (“CIC Agreements”) with its Senior Executives other than Mr. Lacey. These CIC Agreements provide for payment of severance compensation if (A) there is a change in control of the Company, and (B) within 24 months following a change of control, there is either (i) an involuntary termination of employment other than for cause, death, disability or retirement or (ii) a voluntary termination of employment for Good Reason (each a “Triggering Event”). Under the CIC Agreements, “Good Reason” includes a material diminution in the person’s base salary, duties or authority, or those of his immediate superior, or a material diminution in the budget over which the person has authority or a change in geographic location of the person’s job. The CIC Agreements contain provisions applicable to each executive to maintain confidentiality of information acquired during their period of employment, to refrain for a period of one year from competing with the Company or soliciting other Company employees to leave their employment with the Company and to provide a release of all claims against the Company in exchange for the benefit paid pursuant to the CIC agreement. In the event of a change in control, the Company’s LTI Plan provides for partial vesting and payment of unvested Incentive Awards and the Company’s Stock Option Plan provides for vesting of unvested stock options, in each case irrespective of whether or not a Triggering Event has occurred.

Assuming a change of control occurred on January 1, 2016, the following table presents amounts potentially payable to each of the Named Executive Officers, without and with a corresponding Triggering Event:

Name	Reason for Payment	Cash Severance ($)(1)	Partial Vesting of Incentive Awards ($)(2)	Vesting of Unvested Options(3)	Total ($)
Mr. Lacey	Change of Control; without a Triggering Event Change of Control with Triggering Event

Mr. Freeman	Change of Control; without a Triggering Event	—	—	—

	Change of Control with Triggering Event	266,093	93,117	—	359,210

Mr. Blackwood	Change of Control; without a Triggering Event	—	—	—

	Change of Control with Triggering Event	326,735	72,368	—	399,103

Mr. Otis	Change of Control; without a Triggering Event	—	—	—

	Change of Control with Triggering Event	256,115	81,262	—	337,377

Mr. Fluegge	Change of Control; without a Triggering Event

	Change of Control with Triggering Event	278,401	95,910	—	374,311

(1)	The amounts in this column reflect the amount of cash severance the Company would be obligated to pay these individuals in the form of a single lump-sum cash payment pursuant to their CIC Agreements.

(2)	The amounts in this column reflect the estimated value of unvested Incentive Awards under the Company’s LTI Plan at December 31, 2015 that would become payable upon the occurrence of a change in control.

(3)	The amount in this column represents in-the-money value of options assuming vesting upon a change in control at January 1, 2016. As of the immediately preceding business day, the exercise price of unvested options granted to these NEOs was greater than the closing market price of our common stock.

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DIRECTOR COMPENSATION

The 2015 compensation of non-employee directors was as follows:

•	each director was paid an annual cash retainer of $30,000;

•	each director was issued an equity retainer of $40,000 paid on the date of the 2015 Annual Meeting of Shareholders, paid in a combination of RSUs and stock options;

•	the two committee chairs were each paid an additional $20,000, 50% in cash and 50% in a combination of RSUs and stock options;

•	each non-chair committee member was paid an additional $10,000, 50% in cash and 50% in a combination of RSUs and stock options;

•	the non-executive Board Chair was paid an additional $40,000, 50% in cash and 50% in a combination of RSUs and stock options;

•	the Lead Governance Director was paid an additional $10,000, 50% in cash and 50% in a combination of RSUs and stock options; and,

•	the Board Secretary was paid an additional $40,000, 50% in cash and 50% in a combination of RSUs and stock options.

The following table presents the 2015 cash and dollar value of stock options and stock grant compensation in the form of restricted stock units (RSUs) paid to each of the Company’s non-employee Board members.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2) (3)	Options Awards ($)(2) (3)	Total ($)

Luella G. Goldberg	40,000	25,000	25,000	90,000
Gerald D. Pint	35,000	22,500	22,500	80,000
Richard A. Primuth	85,000	52,500	52,500	190,000
Curtis A. Sampson	50,000	30,000	30,000	110,000
Randall D. Sampson	45,000	27,500	27,500	100,000

(1)	In addition to compensation as directors, the named directors serve in differing roles for which they receive separate compensation, including as a committee chair, committee member, Lead Governance Director and Board Secretary. See “The Board, Board Committees and Meetings” and “Board Leadership” above under “Corporate Governance.”

(2)	Values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and Item 402(r)(2)(iv) of Regulation S-K, using the assumptions discussed within Note 9 in the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, and rounded to the nearest $1,000.

(3)	In 2015, the CSI Board determined that in 2014 the number of shares covered by the 2014 Stock Option and RSU awards to non-employee directors exceeded the 50,000 share limit in the Company’s 2011 Executive Incentive Compensation Plan on all such awards in any calendar year. On April 3, 2015, to reduce the total number of shares covered to less than 50,000, the Board, based on authority granted in the 2011 Plan, cancelled a total of 34,551 options and issued additional restricted stock units covering 6,282 shares on the same terms as the other RSUs granted, the dollar value of which was equivalent to the options cancelled. This cancellation of options and issuance of stock awards did not have a material effect on the Company’s financial statements and each non-employee director received substantially identical value to what he or she originally received. Forms 4 reporting these transactions were filed.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table presents information as of March 24, 2016 about the Company’s equity compensation plans, under which equity securities of the Company are authorized for issuance:

Plan Category (1)	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options warrants and rights ($)	Number of shares of common stock available for future issuance under equity compensation plans (excluding shares in column (a))(#)

Equity compensation plans approved by security holders:

1992 Stock Plan-Employee Plan	22,008	$ 14.15	—
1992 Stock Plan-Nonemployee Director Plan	75,000	$ 10.63	—
2011 Executive Incentive Compensation Plan	955,890	$ 10.69	946,645

As of March 24, 2016, there were 909,913 shares subject to issuance upon exercise of outstanding options or awards under all of our equity compensation plans referred to in the table above, at a weighted average exercise price of $11.03, and with a weighted average remaining life of 5.1 years. There were a total of 142,985 shares subject to outstanding deferred stock units, restricted stock and restricted stock unit awards that remain subject to forfeiture. As of March 24, 2016, there were 946,645 shares available for future issuance under those plans.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following is a summary of the fees billed to the Company by the Deloitte & Touche LLP for professional services rendered for the fiscal years ended December 31, 2015 and 2014. The Audit Committee considered and discussed with the Deloitte & Touche LLP the provision of non-audit services to the Company and the compatibility of providing such services with maintaining its independence as the Company’s auditor.

Fee Category	2015	2014

Audit Fees	$503,000	$458,500

Audit-Related Fees	0	0

Tax Fees	6,875	7,500

All Other Fees	2,000	2,000

Total Fees	$511,875	468,000

Audit Fees. This category consists of fees billed for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in our quarterly reports, and statutory audit of the Company’s U.K.-based Austin Taylor subsidiary.

Audit-Related Fees. This category consists of fees billed for assurance and related services, such as the Company’s employee benefit plan audits that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not otherwise reported under “Audit Fees.”

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Tax Fees. This category consists of fees billed for professional services for tax compliance, tax advice and tax planning. Assistance regarding federal and state tax compliance and acquisitions are provided to the Company by McGladrey LLP. The amounts presented in the table above represent international tax compliance service.

All Other Fees. All other fees are fees for products and services other than those listed above.

Audit & Finance Committee Pre-approval Policies and Procedures

In addition to approving the engagement of the independent registered public accounting firm to audit the Company’s consolidated financial statements, it is the policy of the Audit & Finance Committee to approve all use of the Company’s independent registered public accounting firm for non-audit services prior to any such engagement. To minimize relationships that could appear to impair the objectivity of the independent registered public accounting firm, it is the policy of the Committee to restrict the non-audit services that may be provided to the Company by the Company’s independent registered public accounting firm primarily to tax services and merger and acquisition due diligence and integration services and any other services that can clearly be designated as “non-audit” services, as defined by regulation.

Audit & Finance Committee Report

The Audit & Finance Committee of the Board of Directors is responsible for independent, objective oversight of the Company’s financial accounting and reporting by overseeing the system of internal controls established by management and monitoring the participation of management and the independent registered public accounting firm in the financial reporting process.

The Audit & Finance Committee held six meetings in fiscal 2015. The meetings were designed to facilitate and encourage private communication between the Committee and the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

During the meetings, the Committee reviewed and discussed the Company’s financial statements with management and Deloitte & Touche LLP. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit & Finance Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The discussions with Deloitte & Touche LLP also included the matters required by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as amended by SAS 89 and 90 (Audit Committee Communications).

Deloitte & Touche LLP provided to the Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and this information was discussed with The Deloitte & Touche, LLP.

Based on the discussions with management and Deloitte & Touche LLP, the Committee’s review of the representations of management and the report of the Deloitte & Touche, LLP, the Audit & Finance Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

Submitted by the Audit & Finance Committee of the Company’s Board of Directors

Randall D. Sampson (Chair)     Luella Gross Goldberg     Richard A. Primuth

The preceding report will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “1933 Act”) or the Securities Exchange Act of 1934 (the “1934 Act”), except to the extent the Company specifically incorporates this information by reference, and is not otherwise be deemed filed under the 1933 Act or the 1934 Act.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Board has adopted Governance Guidelines that include provisions with respect to conflicts of interest. These Guidelines describe “conflict of interest” as a situation in which a director’s personal interest, including an immediate family member interest, is adverse to, or may appear to be adverse to, the interests of the Company. The Guidelines provide that any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, must be disclosed promptly to the Chief Executive Officer, or the Chairman of the Nominating and Governance Committee, and the Company’s primary legal counsel.

If the Company wishes to proceed with a transaction involving a potential conflict of interest, the Board would intend to seek prior approval from the Audit Committee or Governance and Nominating Committee, to ensure the transaction is beneficial to the Company and the terms of the transaction are fair to the Company.

OTHER INFORMATION

Directions to Company’s Offices

If you plan to attend our 2016 Annual Meeting of Shareholders, the following directions may be used beginning at Interstate 94 as it passes through downtown Minneapolis: (1) From westbound Interstate 94 take the exit to merge onto Interstate 394 West and continue for 5.7 miles; (2) Exit onto Highway 169 South and continue for 6.5 miles; (3) Exit onto Highway 62 West and continue for 1.0 mile; (4) Take the first right exit for Shady Oak Road and turn right onto Shady Oak Road; (5) Take the first immediate right onto the OPUS Business Park and onto Red Circle Drive; and (6) Bear right at the fork in the road and immediately after the fork. Communications Systems, Inc. will be the first building on your left.

Contacting the Board of Directors

Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors, generally, or to an individual Director at: Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota 55343. Communications received electronically or in writing are distributed to the full Board of Directors, a committee or an individual Director, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, a complaint regarding accounting, internal accounting controls or auditing matters will be forwarded to the Chair of the Audit Committee for review. Complaints and other communications may be submitted on a confidential or anonymous basis.

Shareholder Proposals for 2017 Annual Meeting

The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the Company, to present proposals for shareholder action in the Company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the Commission’s proxy rules. The next annual meeting of the shareholders of Communications Systems, Inc. is expected to be held on or about May 23, 2017, 2017 and proxy materials in connection with that meeting are expected to be made available on or about April 14, 2017. Shareholder proposals prepared in accordance with the Commission’s proxy rules to be included in the Company’s Proxy Statement must be received at the Company’s corporate office, 10900 Red Circle Drive, Minnetonka, Minnesota 55343, Attention: President, by December 9, 2016, in order to be considered for inclusion in the Board of Directors’ Proxy Statement and proxy card for the 2017 Annual Meeting of Shareholders. Any such proposals must be in writing and signed by the shareholder. In addition, if the Company is not notified by February 22, 2017, of a matter to be brought before the 2017 Annual Meeting of Shareholders by a shareholder, the proxies held by management may provide the discretion to vote against the proposal even though it is not discussed in the proxy statement for the meeting.

The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company and (ii) the nomination by shareholders of candidates for election as directors.

Properly Brought Business. The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of

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Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder’s intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days or more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Section 2.9 of the Company’s Bylaws, which are available for inspection by shareholders at the Company’s principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company’s Bylaws.

Shareholder Nominations. The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days or more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Section 3.7 of the Company’s Bylaws, which are available for inspection by shareholders as described above. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.

Other Matters; Annual Report on Form 10-K

Management knows of no other matters that will be presented at the meeting. If any other matters arise at the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxy.

By Order of the Board of Directors,

Curtis A. Sampson, Chairman

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VOTE BY INTERNET - www.proxyvote.com
COMMUNICATIONS SYSTEMS, INC. SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E08043-P77587	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMMUNICATIONS SYSTEMS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the election of each of the nominees as directors.
1.	To elect the six directors nominated by the Board of Directors to serve one-year terms until the 2017 Annual Meeting of Shareholders (“Proposal No. 1”)		☐	☐	☐

Nominees:

	01) Luella G. Goldberg	04) Richard A. Primuth
	02) Roger H.D. Lacey	05) Curtis A. Sampson
	03) Gerald D. Pint	06) Randall D. Sampson

								For	Against	Abstain
The Board of Directors recommends you vote FOR Proposal No. 2.
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2016.							☐	☐	☐

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2. PLEASE SIGN, DATE AND RETURN THIS PROXY FORM.

For address changes or comments, please check this box and write them on the back where indicated.					☐

Please date and sign exactly as your name(s) appear(s) hereon, indicating, where proper, official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

COMMUNICATIONS SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 19, 2016

10:00 a.m., Central Daylight Time

Communications Systems, Inc.
10900 Red Circle Drive
Minnetonka, Minnesota

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E08044-P77587

COMMUNICATIONS SYSTEMS, INC.	Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2016.

The undersigned hereby appoints Curtis A. Sampson, Roger H.D. Lacey and Edwin C. Freeman, or any one of them, as proxies, with full power of substitution to vote all the shares of common stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Communications Systems, Inc., to be held on May 19, 2016, at 10:00 a.m., Central Daylight Time, at the offices of Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, Minnesota, or at any adjournment thereof, upon any and all matters that may properly be brought before the meeting or at any adjournment thereof, hereby revoking all former proxies.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed, on the other side)